EXHIBIT 4.8

AGREEMENT

This Agreement is made and entered into this 17th day of December, 2003 (“Effective Date”) by and between the Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation (the “CBOT”), and the Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation (the “CBOE”).

WHEREAS, paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) provides, among other things, that every present and future member of the CBOT who applies for membership in the CBOE and who otherwise qualifies shall, so long as he remains a member of the CBOT, be entitled to be a member of the CBOE (this right of members of the CBOT to become members of the CBOE is referred to herein as the “Exercise Right”);

WHEREAS, the CBOT and the CBOE have entered into that certain Agreement dated as of September 1, 1992 (the “1992 Agreement”), and that certain Agreement dated as of August 1, 2001, which was subsequently amended and supplemented by letter agreements dated October 24, 2001, and September 13, 2002, among the CBOT, CBOE and CBOT Holdings, Inc., a Delaware stock corporation and wholly owned subsidiary of the CBOT (as amended and supplemented, the “2001 Agreement”), for the purpose of resolving disputes as to the meaning of certain terms used in Article Fifth(b) and the nature and scope of the Exercise Right in connection with a proposed restructuring of the CBOT and the expanded operation of the CBOT’s electronic trading system;

WHEREAS, the CBOT may pursue a strategic restructuring substantially as contemplated by that certain Registration Statement on Form S-4 (Registration No. 333-72184); and

WHEREAS, the CBOT and the CBOE have agreed that, in advance of the consummation of the proposed strategic restructuring of the CBOT (it being understood that the CBOT is not under any obligation to consummate that, or any other, strategic restructuring), the CBOT intends to issue to each of its 1,402 CBOT Full Members who request such issuance an “Exercise Right Privilege” (as defined below), which, to the extent provided herein, represents the Exercise Right privileges of the CBOT Full Membership in respect of which it was issued.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the parties, in their own capacity and on behalf of their respective members, pursuant to the authorization of their respective Boards of Directors, agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meaning given to them in the 1992 Agreement.

(a)	“Exercise Right Privilege” means an Exercise Right that, to the extent provided in this Agreement, has been unbundled from the other rights embodied in a CBOT Full Membership in order to enable the unbundled Exercise Right Privilege to be issued by the CBOT in accordance with and subject to the CBOT’s Rules and Regulations to be adopted by CBOT in a form mutually agreed to by the parties, to any holder of one of the 1,402 outstanding CBOT Full Memberships who requests its issuance.

(b)	“Eligible CBOT Full Member” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that if a CBOT Full Membership is one in respect of which the CBOT has issued the Exercise Right Privilege, an individual holder of such CBOT Full Membership shall be deemed to be an Eligible CBOT Full Member only if the individual: (i) is in possession of one (1) Exercise Right Privilege, (ii) is, as the holder of such CBOT Full Membership, in possession of all of the other rights or privileges appurtenant to a CBOT Full Membership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member” under the CBOT’s Rules and Regulations then in effect. Exercise Right Privileges may be separately bought, sold or leased, and may be unbundled and rebundled with CBOT Full Memberships in respect of which an Exercise Right Privilege has been issued, for purposes of qualifying the holder thereof as an Eligible CBOT Full Member, provided that neither the holder of a CBOT Membership in respect of which an Exercise Right Privilege has been issued who does not also possess an Exercise Right Privilege, nor a person who possesses an Exercise Right Privilege who does not also hold a CBOT Full Membership, shall be deemed to be an Eligible CBOT Full Member. The holder of a CBOT Full Membership in respect of which an Exercise Right Privilege has not been issued shall qualify as an Eligible CBOT Full Member if the requirements of the 1992 Agreement are satisfied, without having to possess an Exercise Right Privilege. For purpose of this definition, the words “possess” and “in possession of” shall be deemed to include possession by ownership or lease, or as a nominee.

(c)	“Eligible CBOT Full Member Delegate” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that if a CBOT Full Membership is one in respect of which the CBOT has issued an Exercise Right Privilege, an individual delegate of such CBOT Full Membership shall be deemed to be an Eligible CBOT Full Member Delegate only if the individual: (i) is in possession of (A) one (1) Exercise Right Privilege and (B) all of the other rights or privileges appurtenant to a CBOT Full Membership, and (ii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member Delegate” under the CBOT’s Rules and Regulations then in effect. Exercise Right Privileges may be separately bought, sold or leased, and may be unbundled and rebundled with the lease of CBOT Full Memberships in respect of which an Exercise Right Privilege has been issued, for purposes of qualifying the delegate thereof as an Eligible CBOT Full Member Delegate, provided that neither a delegate of a CBOT Membership in respect of which an Exercise Right Privilege has been issued who does not also possess an Exercise Right Privilege, nor a person in possession of an Exercise Right Privilege who is not also the delegate of a CBOT Full Membership, shall be deemed to be an Eligible CBOT Full Member Delegate. The delegate of a CBOT Full Membership in respect of which an Exercise Right Privilege has not been issued shall qualify as an Eligible CBOT Full Member Delegate if the requirements of the 1992 Agreement are satisfied, without having to possess an Exercise Right Privilege. For purpose of this definition, the words “possess” and “in possession of” shall be deemed to include possession by ownership or lease, or as a nominee.

(d)	“Nominee” means a nominee of an owner of an Exercise Right Privilege or CBOT Full Membership, as applicable, under the CBOT Rules and Regulations, as they may be amended from time to time; provided that any such amendment shall not have the effect of increasing the number of persons eligible to qualify as an Eligible CBOT Full Member under the terms of this Agreement, and to the extent not inconsistent with this Agreement, the 1992 Agreement.

2. THE CBOT’S AGREEMENTS.

(a)	The CBOT agrees, in its own capacity and on behalf of its members, that only an individual who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b) eligible to be an Exerciser Member, subject to the terms and conditions of this Agreement and, to the extent not inconsistent with this Agreement, the 1992 Agreement.

(b)	The CBOT agrees that subject to Section 9 below and in accordance with procedures specified in rules to be adopted by CBOT in a form mutually agreed to by the parties, it will issue the Exercise Right Privilege only once with respect of each of the 1,402 CBOT Full Memberships. No transfer of an Exercise Right Privilege or of any interest therein shall be valid or effective for any purpose whatsoever unless and until the transfer is duly reflected in the books and records of the CBOT. In no event shall the CBOT issue in the aggregate more than 1,402 Exercise Right Privileges. Subject to the foregoing, other persons, including but not limited to the CBOE, shall be free to purchase and to hold, lease or sell Exercise Right Privileges without limitation.

(c)	The CBOT shall maintain a registry that identifies by Membership number each CBOT Full Membership in respect of which an Exercise Right Privilege has been issued. Once the CBOT has issued an Exercise Right Privilege in respect of a CBOT Full Membership, the CBOT shall not thereafter issue another Exercise Right Privilege or any other instrument representing the Exercise Right or any interest therein in respect of that CBOT Full Membership. Each person to whom it is proposed to transfer a CBOT Full Membership in respect of which an Exercise Right Privilege has been issued shall be required to acknowledge in writing, before the transfer of that CBOT Full Membership becomes effective, that the CBOT Full Membership may not be the basis for acquiring or maintaining a CBOE membership by exercise unless the holder (or delegate) of that CBOT Full Membership is and remains the holder or delegate of an Exercise Right Privilege.

(d)	The CBOT agrees to adopt and maintain in effect amended rules in a form mutually agreed to by the parties, commencing no later than sixty (60) days after this Agreement and/or all rule changes required to implement this Agreement have been approved by the CBOT membership. The CBOT shall not issue any Exercise Right Privileges until these rules are effective.

(e)	The CBOT shall furnish to the CBOE and shall update on a current basis a list of all holders and delegates of CBOT Full Memberships, specifying by membership number those CBOT Full Memberships in respect of which Exercise Right Privileges have been issued and those CBOT Full Memberships in respect of which Exercise Right Privileges have not been issued. The CBOT shall also furnish to the CBOE and shall update on a current basis a list of all holders and delegates of Exercise Right Privileges issued in respect of specified CBOT Full Memberships. For purposes of this paragraph (e), information pertaining to an event shall be deemed to have been furnished “on a current basis” if it is furnished no later than the opening of business on the business day immediately following the day when the event occurred.

3. THE CBOE’S AGREEMENTS.

(a)	The CBOE agrees, on its own behalf and on behalf of its members, that an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b), and is eligible to be an Exerciser Member, subject to the terms and conditions of this Agreement and, to the extent not inconsistent with the terms and conditions of this Agreement, the terms and conditions of the 1992 Agreement.

(b)	Subject to Section 9 below, the CBOE intends to make an offer to CBOT Full Members that, subject to the terms and conditions of the offer, will provide for the CBOE to purchase Exercise Right Privileges from those CBOT Full Members that accept the offer. The making of such an offer shall have no effect on the right of CBOT Full Members who choose not to accept the offer to become members of the CBOE by exercise, and those CBOT Full Members and their delegates shall continue to be entitled to become members of the CBOE by exercise in accordance with and subject to Article Fifth(b), this Agreement and, to the extent consistent with this Agreement, the 1992 Agreement.

(c)	The CBOE shall furnish to the CBOT and shall update on a current basis a list of all Eligible CBOT Full Members and Eligible CBOT Full Member Delegates who have become Exerciser Members, specifying the membership number associated with the CBOT Full Memberships and, where applicable, the Exercise Right Privileges that serve as the basis for their status as Exerciser Members. The CBOE shall also furnish to the CBOT and shall update on a current basis a list specifying the CBOT membership number associated with all Exercise Right Privileges that have been purchased or otherwise acquired by the CBOE. For purposes of this paragraph (c), information pertaining to an event shall be deemed to have been furnished “on a current basis” if it is furnished no later than the opening of business on the business day immediately following the day when the event occurred.

4.	INFORMATION SHARING. In addition to the information specified in Sections 2(e) and 3(c) above, the parties agree to provide to each other on a current basis (or as frequently as may otherwise be practicable) any other information in their possession reasonably necessary to determine the status of their members as Eligible CBOT Full Members, Eligible CBOT Full Member Delegates, holders of Exercise Privileges, and Exerciser Members. For purposes of this Section 4, information pertaining to an event shall be deemed to have been furnished “on a current basis” if it is furnished no later than the opening of business on the business day immediately following the day when the event occurred.

5.	FURTHER ASSURANCES. The parties shall take such further steps toward ensuring that their respective memberships understand the implications of this Agreement as they shall reasonably agree, including, without limitation, the development of appropriate materials for distribution to their respective memberships.

6.	GOVERNING LAW. Except to the extent that this Agreement is governed by any law of the United States or by a rule or regulation adopted by a regulatory agency pursuant to any such law, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine.

7.	ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party hereto, provided that no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other party.

8.	OTHER AGREEMENTS; INTEGRATION OF THIS AGREEMENT WITH CBOT RESTRUCTURING TRANSACTIONS AND 2001 AGREEMENT. The 1992 Agreement shall remain in full force and effect, and the CBOT and the CBOE hereby reaffirm all of their respective rights and obligations thereunder, except that if any provision of the 1992 Agreement conflicts with any provision of this Agreement, the provisions of this Agreement shall control. The parties agree that prior to the effectiveness of the CBOT Restructuring Transactions, the terms of the CBOT Restructuring Transactions (as defined in the 2001 Agreement) and the terms and provisions of the 2001 Agreement shall be modified to take into account the issuance of Exercise Right Privileges pursuant to this Agreement and otherwise to be made consistent with the terms and provisions of this Agreement. Among other things, such modifications shall prevent the double issuance of interests representing the Exercise Right by providing that no membership or other interests representing the Exercise Right shall be issued in the CBOT Restructuring Transactions to holders of CBOT Full Memberships in respect of which Exercise Right Privileges have previously been issued. The parties agree that this Agreement, the 1992 Agreement and the 2001 Agreement reflect the complete and exclusive understanding and agreement of the parties concerning the Exercise Right, and supersede all prior proposals and communications (oral or written) by or between the parties on the same subject. The CBOT and the CBOE agree to be bound by this Agreement and not to take any action inconsistent with this Agreement.

9.	SCOPE OF AGREEMENT; APPROVALS. The CBOT and CBOE mutually agree that the interpretation of Article Fifth(b) embodied in this Agreement is intended to apply solely under the circumstances involving the issuance of Exercise Right Privileges as described herein, and that such interpretation is appropriate and within the meaning and spirit of Article Fifth(b). The CBOT and the CBOE acknowledge that the interpretation of Article Fifth(b) embodied in this Agreement must be filed with and approved by the Securities and Exchange Commission (“SEC”) in order to become effective. The CBOE will submit any rule changes required to implement this Agreement and its proposal to make the offer to CBOT Full Members that is referred to in the fourth recital and in Section 3(a) of this Agreement to the SEC for its review and approval. The CBOE also intends to submit its proposal to make the offer to CBOT Full Members referred to herein to the approval of the CBOE membership. The CBOT intends to submit this Agreement and/or all rule changes required to implement this Agreement to its membership for approval, and subsequently to the Commodity Futures Trading Commission (“CFTC”) for its review and approval. The CBOT and the CBOE each agree to submit to the other for its review such party’s rule changes required to implement this Agreement at least ten days before the rule changes are filed with the SEC or the CFTC, as applicable. The CBOT and the CBOE shall each use its best efforts to obtain the above-described approvals from its respective membership and from the CFTC and the SEC, as applicable, in the most expeditious manner possible. If either the CBOT membership or the CBOE membership, or the SEC, the CFTC or both, refuse approval unless certain changes are made, the parties agree to consider in good faith the adoption of the necessary changes as expeditiously as possible. If the SEC, the CFTC or the membership of the CBOT or the CBOE thereafter refuse their approval, despite the parties’ good faith efforts, this Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED		BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:	/s/ William J. Brodsky	By:	/s/ Bernard Dan

TITLE:	Chairman & CEO	TITLE:	President & CEO

By:	/s/ Mark Duffy	By:	/s/ Charles B Carey

TITLE:	Vice Chairman	TITLE:	Chairman